Limelight Announces Changes to Board of Directors

New Directors Bring 50 Years of Combined Industry Experience

TEMPE, Ariz., February 9, 2017 – Limelight Networks, Inc. (Nasdaq: LLNW), a global leader in digital content delivery, today announced that Doug Bewsher and Scott Genereux will join its Board of Directors.

“Doug and Scott have more than 50 years of industry experience between them, and they’ll be great additions to our board,” said Walter Amaral, Chairman of Limelight’s Board of Directors. “Their expertise and insights will be extremely beneficial to Limelight and our shareholders. We look forward to working with them to help create sustained profitable growth and long-term shareholder value.”

Mr. Bewsher is currently CEO of Leadspace, a leading venture backed company in the predictive analytics and data management space. Before Leadspace, he was CMO at both Salesforce.com and Skype, and prior to that was at McKinsey where he co-led the North American CRM practice. Mr. Bewsher has an M.B.A. from INSEAD Paris, and an M.A. in Physics from Oxford University.

Mr. Genereux is EVP of Veritas where he is responsible for worldwide field operations. Most recently, he headed up cloud infrastructure-as-a-service sales for Oracle. Prior to Oracle, Mr. Genereux served as CEO of cloud storage pioneer Nirvanix and also held global sales and marketing leadership roles at QLogic and DataDirect Networks. Mr. Genereux has a B.S. in Management Information Systems from California State University at Northbridge.

In addition, Joe Gleberman has announced his intent to resign from Limelight’s board before the next annual shareholders meeting. Mr. Gleberman has served on the board for over 10 years, joining the Limelight board in 2006 as the Goldman Sachs representative. Mr. Gleberman’s decision to resign as a director of the Company is driven by personal reasons and is not the result of any disagreement with the Company relating to its operations, policies or practices.

“On behalf of management and the board I want to thank Joe for his years of service,” said Mr. Amaral, “We appreciate Joe’s contributions and wise counsel over his decade long tenure, and we know that he will remain a friend of Limelight.”

About Limelight
Limelight Networks, a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.

Contacts
Fama PR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com

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Investor Inquiries
ir@llnw.com